FINANCIAL STATEMENTS
YEARS ENDED
DECEMBER 31, 2002 AND 2001

RESOURCE BANKSHARES
CORPORATION AND
SUBSIDIARIES

REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
Resource Bankshares Corporation and Subsidiaries

          We have audited the accompanying consolidated balance sheets of Resource Bankshares Corporation and Subsidiaries (the “Corporation”) as of December 31, 2002 and 2001, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2002.  These consolidated financial statements are the responsibility of the Corporation’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

          We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation.  We believe that our audits provide a reasonable  basis for our opinion.

          In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Resource Bankshares Corporation and Subsidiaries  as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

/s/ GOODMAN & COMPANY, L.L.P.

Norfolk, Virginia
January 31, 2003

RESOURCE BANKSHARES CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31,	2002	2001

ASSETS
Cash and due from banks	$11,252,583	$7,927,954
Interest bearing deposits with banks	2,146,770	1,681,829

Cash and cash equivalents	13,399,353	9,609,783
Funds advanced in settlement of mortgage loans	111,113,447	71,971,362
Investment securities
Available-for-sale (amortized cost of $21,213,271 and $114,877,807, respectively)	21,190,957	114,634,519
Held-to-maturity (fair value of $111,998,808 and $0, respectively)	108,649,635	—
Loans, net of allowance of $5,008,808 in 2002 and $3,696,860 in 2001	427,735,241	341,239,293
Other real estate owned	—	42,899
Premises and equipment	10,238,843	8,911,972
Cash surrender value of life insurance	9,574,311	8,899,367
Other assets	9,409,673	6,173,526
Accrued interest	3,855,179	3,366,858

	$715,166,639	$564,849,579

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Noninterest-bearing deposits	$24,390,266	$15,966,359
Interest-bearing deposits	492,058,531	395,537,396

	516,448,797	411,503,755
Capital Trust borrowings	16,200,000	14,200,000
Federal funds purchased and securities sold under agreements to repurchase	32,347,000	19,000,000
FHLB advances	105,000,000	83,800,000
Other liabilities	9,482,052	3,389,182
Accrued interest	3,521,788	4,177,969

Total liabilities	682,999,637	536,070,906

Stockholders’ equity
Preferred stock, par value $10 per share, 500,000 shares authorized; none issued and outstanding	—	—
Common stock, $1.50 par value - 6,666,666 shares authorized; shares issued and outstanding: 2002 - 3,027,461; 2001 - 3,103,495	4,541,191	4,655,242
Additional paid-in capital	14,230,417	16,124,348
Retained earnings	12,757,858	8,159,653
Accumulated other comprehensive income (loss)	637,536	(160,570)

Total stockholders’ equity	32,167,002	28,778,673

	$715,166,639	$564,849,579

The notes to the consolidated financial statements are an integral part of this statement.

RESOURCE BANKSHARES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31,	2002	2001	2000

Interest and dividend income
Interest and fees on loans	$23,137,410	$22,147,882	$22,820,733

Interest on investment securities:
Taxable	7,657,899	6,167,752	2,981,967
Tax exempt	730,247	852,282	806,855

	8,388,146	7,020,034	3,788,822

Interest on federal funds sold	—	483	242,662
Interest on funds advanced in settlement of mortgage loans	4,272,203	3,523,255	1,560,582

Total interest income	35,797,759	32,691,654	28,412,799

Interest expense
Interest on deposits	13,484,098	18,503,723	16,980,295
Interest on short-term borrowings	917,608	565,189	448,259
Interest on long-term borrowings	5,023,521	2,589,973	1,546,748

Total interest expense	19,425,227	21,658,885	18,975,302

Net interest income	16,372,532	11,032,769	9,437,497
Provision for loan losses	(1,550,000)	(195,000)	(1,100,000)

Net interest income after provision for loan losses	14,822,532	10,837,769	8,337,497

Noninterest income
Mortgage banking income	21,123,056	17,604,747	6,916,584
Title insurance income	818,731	704,800	—
Service charges	634,281	648,809	731,473
Gain on sale of investment securities	236,079	454,918	—
Gain on sale of assets	718,780	413,444	1,688,140
Gain on sale of branch deposits	—	—	2,532,260
Other	645,073	317,143	21,611

	24,176,000	20,143,861	11,890,068

Noninterest expense
Salaries and employee benefits	20,464,002	16,289,407	8,071,927
Occupancy expenses	1,742,135	1,585,141	1,211,649
Depreciation and equipment maintenance	2,043,144	1,768,822	976,982
Professional fees	694,292	419,049	285,861
Outside computer service	888,896	812,684	518,982
FDIC insurance	71,544	66,340	98,062
Stationery and supplies	767,195	681,761	412,683
Marketing and business development	875,333	536,850	475,778
Miscellaneous loan expense	119,622	88,460	47,859
Other	2,645,314	2,272,287	2,009,363

	30,311,477	24,520,801	14,109,146

Income before income taxes	8,687,055	6,460,829	6,118,419
Income tax expense	2,357,837	1,918,208	1,885,689

Net income	$6,329,218	$4,542,621	$4,232,730

Basic earnings per common share	$2.05	$1.57	$1.63

Diluted earnings per common share	$1.93	$1.49	$1.56

The notes to the consolidated financial statements are an integral part of this statement.

RESOURCE BANKSHARES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

			Additional Paid-in Capital	Retained Earnings	Additional Other Comprehensive Income (Loss)	Total
	Common Stock

	Shares	Amount

Balance, December 31, 1999	2,538,913	$3,808,370	$10,578,811	$1,608,394	$(126,036)	$15,869,539
Comprehensive income:
Net income	—	—	—	4,232,730	—	4,232,730
Changes in unrealized appreciation (depreciation) on securities available-for-sale, net of reclassification adjustment and tax effect	—	—	—	—	(132,186)	(132,186)

Total comprehensive income						4,100,544

Proceeds from exercise of stock options	35,332	52,997	52,748	—	—	105,745
Common stock issued as a result of business combination	56,792	85,188	424,812	—	—	510,000
Reacquisition of common stock	(7,176)	(10,764)	(67,751)	—	—	(78,515)
Cash dividends declared, $.32 per share	—	—	—	(835,613)	—	(835,613)

Balance, December 31, 2000	2,623,861	3,935,791	10,988,620	5,005,511	(258,222)	19,671,700
Comprehensive income:
Net income	—	—	—	4,542,621	—	4,542,621
Changes in unrealized appreciation (depreciation) on securities available-for-sale, net of reclassification adjustment and tax effect	—	—	—	—	97,652	97,652

Total comprehensive income						4,640,273

Proceeds from common stock issued-net of issuance costs	572,500	858,750	6,483,461	—	—	7,342,211
Reacquisition of common stock	(92,866)	(139,299)	(1,347,733)	—	—	(1,487,032)
Cash dividends declared, $.48 per share	—	—	—	(1,388,479)	—	(1,388,479)

Balance, December 31, 2001	3,103,495	4,655,242	16,124,348	8,159,653	(160,570)	28,778,673
Comprehensive income:
Net income	—	—	—	6,329,218	—	6,329,218
Changes in unrealized appreciation (depreciation) on securities available-for-sale, net of reclassification adjustment and tax effect	—	—	—	—	334,807	334,807
Change in fair value of hedging derivative, net of tax effect	—	—	—	—	463,299	463,299

Total comprehensive income						7,127,324

Proceeds from exercise of stock options	31,466	47,199	152,549	—	—	199,748
Reacquisition of common stock	(107,500)	(161,250)	(2,046,480)	—	—	(2,207,730)
Cash dividends declared, $.56 per share	—	—	—	(1,731,013)	—	(1,731,013)

Balance, December 31, 2002	3,027,461	$4,541,191	$14,230,417	$12,757,858	$637,536	$32,167,002

The notes to the consolidated financial statements are an integral part of this statement.

RESOURCE BANKSHARES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31,	2002	2001	2000

Operating activities
Net income	$6,329,218	$4,542,621	$4,232,730
Adjustments to reconcile to net cash from operating activities:
Provision for losses on loans	1,550,000	195,000	1,100,000
Provision for losses on funds advanced on settlement of mortgage loans	265,000	170,000	75,000
Depreciation and amortization	1,241,894	979,181	646,670
Amortization of investment securities premiums, net of discounts	(1,204,065)	(1,367,501)	(326,499)
Gain on sale of investment securities	(236,079)	(454,918)
Gain on sale of assets	(718,780)	(413,444)	(1,688,140)
Gain on sale of deposits	—	—	(2,532,260)
Deposits disposed of in branch sale	—	—	(51,782,936)
Deferred loan origination fees, net of costs	12,453	478,687	1,192,793
Funds advanced in settlement of mortgage loans originated	(903,581,171)	(730,779,359)	(290,291,274)
Sales proceeds from funds advanced in settlement of mortgage loans	864,174,086	674,083,025	286,545,097
Changes in:
Interest receivable	(488,321)	(356,065)	(1,007,257)
Interest payable	(859,552)	1,367,463	1,569,701
Other assets	(3,911,130)	(8,280,588)	(195,851)
Other liabilities	6,123,765	(931,818)	3,082,218

Net cash from operating activities	(31,302,682)	(60,767,716)	(49,380,008)

Investing activities
Proceeds from sales and maturities of available-for-sale securities	3,098,557	41,366,493	627,188
Proceeds from maturities and prepayments of held-to-maturity securities	30,661,235	14,723,400	825,001
Purchases of available-for-sale securities	(42,330,600)	(86,528,087)	(12,500,393)
Purchases of held-to-maturity securities	(4,687,799)	—	(47,749,915)
Net cash used for acquisitions	—	(1,125,000)	—
Loan originations, net of principal repayments	(110,950,038)	(56,550,722)	(34,140,721)
Proceeds from sales of foreclosed real estate	119,703	—	—
Proceeds from sale of loans	23,533,613	—	—
Proceeds from sales of premises and equipment	—	—	2,786,708
Purchases of premises and equipment and other assets	(2,568,765)	(6,129,844)	(1,419,927)

Net cash from investing activities	(103,124,094)	(94,243,760)	(91,572,059)

Financing activities
Proceeds from federal funds purchased and securities sold under agreements to repurchase	13,347,000	11,454,000	7,546,000
Proceeds from sale of common stock, net of issuance costs	—	7,342,211	—
Proceeds from exercise of stock options	199,748	—	105,745
Proceeds from capital trust borrowings	2,000,000	5,000,000
Payments to reacquire common stock	(2,207,730)	(1,487,032)	(78,515)
Cash dividends paid	(1,731,013)	(1,388,479)	(835,613)
Proceeds from FHLB advances	21,200,000	53,500,000	12,000,000
Net (decrease) increase in demand deposits,
NOW accounts and savings accounts	(24,070,212)	(37,871,976)	120,001,370
Net increase in certificates of deposit	129,478,553	118,730,923	4,489,760

Net cash from financing activities	138,216,346	155,279,647	143,228,747

Increase in cash and cash equivalents	3,789,570	268,171	2,276,680
Cash and cash equivalents at beginning of year	9,609,783	9,341,612	7,064,932

Cash and cash equivalents at end of year	$13,399,353	$9,609,783	$9,341,612

Supplemental schedules and disclosures of cash flow information
Cash paid for:
Income taxes paid	$1,860,000	$1,610,000	$870,000
Interest on deposits and other borrowings	20,284,779	20,291,422	17,405,601
Supplemental schedule of noncash investing and financing activities
Transfers from loans to real estate acquired through foreclosure	$70,300	$42,899	$—

The notes to the consolidated financial statements are an integral part of this statement.

RESOURCE BANKSHARES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2002 AND 2001

NOTE 1 - ORGANIZATION AND BUSINESS

Resource Bankshares Corporation (the “Corporation”) is a Virginia corporation organized in June 1998 by Resource Bank (the “Bank”) for the purpose of becoming a unitary holding company of the Bank.  The Corporation’s assets consist primarily of its investment in the Bank.

The Bank is a state-chartered commercial bank headquartered in Virginia Beach, Virginia where its commercial bank and operations office is located.  The Bank was organized in April, 1987, and commenced operations on September 1, 1988.  The Bank’s primary market areas are Fairfax County and Virginia Beach, Virginia and, to a lesser extent, in the surrounding cities of the South Hampton Roads area.

The Bank’s principal business consists of providing a broad range of lending and deposit services to individual and commercial customers with an emphasis on those services traditionally associated with independent community banks.  These services include checking and savings accounts, certificates of deposit and charge cards.  The Bank’s lending activities include commercial and personal loans, lines of credit, installment loans, home improvement loans, overdraft protection, construction loans, and other commercial finance transactions.

The Bank also operates a mortgage company which, as a division of the Bank, originates residential mortgage loans and subsequently sells them to investors.  A competitive range of mortgage financing is provided through offices in the Richmond and Hampton Roads metropolitan areas, and the Northern Virginia/Washington, D.C. metropolitan area.

In June, 2000, the Bank purchased CW and Company of Virginia (“CW”), a title insurance and real estate closing agency, for a purchase price of $510,000, which was paid through the issuance of common stock of the Company. CW, which trades under the name “Real Estate Investment Protection Agency,” operates as a wholly owned subsidiary of the Bank.

In August, 2000, Resource Service Corporation, a wholly owned subsidiary of the Bank, entered into a joint venture with Financial Planners Mortgage Company, Inc. and formed a partnership titled Financial Planners Mortgage, LLP. The partnership will participate in real estate settlement activities.

During 2001, the Bank purchased Atlantic Mortgage and Investment Company (“AMIC”), a commercial mortgage company, First Jefferson Mortgage Corporation (“First Jefferson”), a mortgage loan origination company, and PRC Title LLC (“PRC”), a title insurance agency and real estate closing agency.  All three transactions were accounted for under the purchase method of accounting, and resulted in the acquisition of $772,670 of fixed assets, the capitalization of $469,000 of mortgage servicing rights, and the capitalization of $716,650 of other intangible assets and goodwill. First Jefferson and AMIC were integrated into divisions within the Bank, PRC operates as a wholly owned subsidiary of the Bank.

Resource Capital Trust I, II, and III, wholly owned subsidiaries of the Corporation, are finance subsidiaries, whose sole purpose is to hold Capital Trust securities.

(Notes continued on next page)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Consolidation

The consolidated financial statements include the accounts of Resource Bankshares Corporation and its wholly-owned subsidiaries, Resource Bank and the Resource Capital Trust entities.  All significant intercompany balances and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, interest bearing deposits with banks and federal funds sold.  Generally, federal funds are sold for one-day periods.  Interest bearing deposits with maturities extending beyond 90 days are not considered cash equivalents for cash flow reporting purposes.  The Corporation had no such deposits at December 31, 2002 and 2001.

Securities

Securities that management has both the positive intent and ability to hold to maturity are classified as securities held to maturity and are carried at cost, adjusted for amortization of premium or accretion of discount using the interest method.  Securities purchased for trading purposes, if any, are held in the trading portfolio at market value, with market adjustments included in noninterest income.  Securities not classified as held to maturity or trading are classified as available for sale.  Available for sale securities may be sold prior to maturity for asset/liability management purposes, in response to changes in interest rates or prepayment risk, to increase regulatory capital or other similar factors.  Securities available for sale are carried at fair value, with any adjustments to fair value, after tax, reported as a separate component of other comprehensive income.

Interest and dividends on securities, including the amortization of premiums and the accretion of discounts, are reported in interest and dividends on securities using the interest method.  Gains and losses on the sale of securities are recorded on the trade date and are calculated using the specific identification method.  Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary, if any, are included in earnings as realized losses.

Funds Advanced in Settlement of Mortgage Loans

The Corporation advances funds in settlement of mortgage loans originated on behalf of investor banks.  The mortgage division has contractual agreements with these third party investors under which loans are originated in accordance with an investor’s particular underwriting standards and procedures.  When a borrower locks in their loan rate, the Bank locks in the rate with the subject investor as soon as is practicable.  When each loan is locked and funded, there is an obligation by both parties to deliver the loan at the agreed upon price.  This caption represents loans that have been closed and funded but not yet delivered to investors.

(Notes continued on next page)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Mortgage Banking Income

The Bank derives its mortgage banking income from discount fees, or points, collected on loans originated, premiums received on the sale of mortgage loans and their related servicing rights to investors, and other fees.  The Bank recognizes this income, including discount fees and points, when control over the related mortgage instrument is transferred to an investor bank.  All of these components determine the gain on sale of the underlying mortgage loans to investors.  On average, the Bank’s mortgage banking income equals approximately 2.25% of its total mortgage loan volume.  Of this 2.25%, on average the Bank derives 1% from mortgage borrowers in the form of origination fees, 1% from the sale of loans to investors and 0.25% from other miscellaneous mortgage banking income, which includes fees on brokered loans sold to third parties and other miscellaneous fee income.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered.  Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Corporation, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Corporation does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are stated at their outstanding unpaid principal balances net of any deferred fees or costs on originated loans, or unamortized premiums or discounts on purchased loans. Interest income is accrued on the unpaid principal balance.  Discounts and premiums are amortized to income using the interest method.  Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment to the yield (interest income) of the related loans.

Allowance for Loan Losses

A loan is considered impaired, based on current information and events, if it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement.  The measurement of impaired loans is generally based on the present value of expected future cash flows discounted at the historical effective interest rate, except that all collateral-dependent loans are measured for impairment based on the fair value of the collateral.

The adequacy of the allowance for loan losses is periodically evaluated by the Bank, in order to maintain the allowance at a level that is sufficient to absorb probable credit losses.  Management’s evaluation of the adequacy of the allowance is based on a review of the Bank’s historical loss experience, known and inherent risks in the loan portfolio, including adverse circumstances that may affect the ability of the borrower to repay interest and/or principal, the estimated value of collateral, and an analysis of the levels and trends of delinquencies, charge-offs, and the risk ratings of the various loan categories.  Such factors as the level and trend of interest rates and the condition of the national and local economies are also considered.  In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for losses on loans.  Such agencies may require the Bank to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

(Notes continued on next page)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The allowance for loan losses is established through charges to earnings in the form of a provision for loan losses.  Increases and decreases in the allowance due to changes in the measurement of impaired loans, if applicable, are included in the provision for loan losses.  Loans continue to be classified as impaired unless they are brought fully current and the collection of scheduled interest and principal is considered probable.

When a loan or portion of a loan is determined to be uncollectible, the portion deemed uncollectible is charged against the allowance and subsequent recoveries, if any, are credited to the allowance.

Income Recognition on Impaired and Nonaccrual Loans

Loans, including impaired loans, are generally classified as nonaccrual if they are past due as to maturity or payment of principal or interest for a period of more than 90 days, unless such loans are well-secured and in the process of collection.  If a loan or a portion of a loan is adversely classified, or is partially charged off, the loan is generally classified as nonaccrual.  Loans that are on a current payment status or past due less than 90 days may also be classified as nonaccrual, if repayment in full of principal and/or interest is in doubt.

Loans may be returned to accrual status when all principal and interest amounts contractually due (including arrearages) are reasonably assured of repayment within an acceptable period of time, and there is a sustained period of repayment performance by the borrower, in accordance with the contractual terms of interest and principal.

While a loan is classified as nonaccrual and the future collectibility of the recorded loan balance is doubtful, collections of interest and principal are generally applied as a reduction to principal outstanding.  When the future collectibility of the recorded loan balance is expected, interest income may be recognized on a cash basis.  In the case where a nonaccrual loan had been partially charged off, recognition of interest on a cash basis is limited to that which would have been recognized on the recorded loan balance at the contractual interest rate.  Cash interest receipts in excess of that amount are recorded as recoveries to the allowance for loan losses until prior charge-offs have been fully recovered.

Other Real Estate Owned

Real estate acquired through foreclosure is initially recorded at the lower of fair value or the loan balance at date of foreclosure.  Property that is held for resale is carried at the lower of cost or fair value minus estimated selling costs.  Costs relating to the development and improvement of property are capitalized, whereas those relating to holding the property are charged to expense.

Valuations are periodically performed by management, and an allowance for losses is established by a charge to operations if the carrying value of a property exceeds its fair value minus estimated selling costs.

(Notes continued on next page)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Restructured Loans

Loans are considered troubled debt restructurings if, for economic or legal reasons, a concession has been granted to the borrower related to the borrower’s financial difficulties that the Bank would not have otherwise considered.  The Bank has restructured certain loans in instances where a determination was made that greater economic value will be realized under new terms than through foreclosure, liquidation, or other disposition.  The terms of the renegotiation generally involve some or all of the following characteristics:  a reduction in the interest pay rate to reflect actual operating income, an extension of the loan maturity date to allow time for stabilization of operating income, and partial forgiveness of principal and interest.

The carrying value of a restructured loan is reduced by the fair value of any assets or equity interest received, if any.  In addition, if the present value of future cash receipts required under the new terms does not equal the recorded investment in the loan at the time of restructuring, the carrying value would be further reduced by a charge to the allowance.  In addition, at the time of restructuring, loans are generally classified as impaired.  A restructured loan that is not impaired, based on the restructured terms and that has a stated interest rate greater than or equal to a market interest rate at the date of the restructuring, is reclassified as unimpaired in the year immediately following the year it was disclosed as restructured.

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation.  For financial reporting purposes, assets are depreciated over their estimated useful lives using the straight-line and accelerated methods.  For income tax purposes, the accelerated cost recovery system and the modified accelerated cost recovery system are used.

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements, and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of investment securities, deferred loan fees, allowance for loan losses, allowance for losses on foreclosed real estate, accumulated depreciation and intangible assets for financial and income tax reporting.  The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

Advertising Costs

Advertising costs are expensed as incurred.

Deferred Compensation Plans

The Corporation maintains deferred compensation and retirement arrangements with certain officers.  The Corporation’s policy is to accrue the estimated amounts to be paid under the contracts over the expected period of active employment.  The Corporation purchased life insurance contracts to fund the expected liabilities under the contracts.

(Notes continued on next page)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock Compensation Plans

FASB Statement No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the estimated fair value of the award and is recognized over the service period, which is usually the vesting period.  However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock.  Stock options issued under the Corporation’s stock option plans have no intrinsic value at the grant date and, under Opinion No. 25, no compensation cost is recognized for them.  The Corporation has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided pro forma disclosures of net income and earnings per share and other disclosures, as if the fair value based method of accounting had been applied.  The pro forma disclosures include the effects of all awards granted on or after January 1, 1995 as follows:

		2002	2001	2000

Net income	As reported	$6,329,218	$4,542,621	$4,232,730
	Pro forma	$6,162,259	$4,251,710	$4,069,411
Basic earnings per share	As reported	$2.05	$1.57	$1.63
	Pro forma	$2.00	$1.47	$1.57
Diluted earnings per share	As reported	$1.93	$1.49	$1.56
	Pro forma	$1.88	$1.39	$1.50

The fair value of each option granted is estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	2002	2001	2000

Dividend yield	2.80%	2.67%	4.00%
Expected life	7 years	5 years	7 years
Expected volatility	28%	53%	43%
Risk-free interest rate	3.50%	4.50%	5.50%

Earnings Per Common Share

Basic earnings per share (EPS) excludes dilution and is computed by dividing income available to common shareholders by the weighted-average number of shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised, converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

(Notes continued on next page)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income.  Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

The components of other comprehensive income and related tax effects are as follows:

	Years Ended December 31,

	2002	2001	2000

Unrealized holding gains (losses) arising during the year on available-for-sale securities	$743,363	$602,876	$(205,530)
Reclassification adjustment for losses (gains) realized in income	(236,079)	(454,918)	—

Net unrealized gains (losses)	507,284	147,958	(205,530)
Tax effect	(172,477)	(50,306)	73,344

Net-of-tax amount	$334,807	$97,652	$(132,186)

Change in fair value of derivatives used for cash flow hedges, net of tax	$463,299	—	—

Segment Reporting

Public business enterprises are required to report information about operating segments in annual financial statements and selected information about operating segments in financial reports issued to shareholders.  Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by management in deciding how to allocate resources and in assessing performance.  Generally, financial information is required to be reported on the basis that it is used internally for evaluating segment performance and deciding how to allocate resources to segments.

Derivative Instruments and Hedging Transactions

The Corporation applies FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended and interpreted, which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities.  It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value.

Interest Rate Swap Agreements:  For asset/liability management purposes, the Corporation uses interest rate swap agreements to hedge various exposures or to modify interest rate characteristics of various balance sheet accounts.  Such derivatives are used as part of the asset/liability management process and are linked to specific assets or liabilities, and have a high correlation between the contract and the underlying item being hedged, both at inception and throughout the hedge period.

(Notes continued on next page)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Derivative Instruments and Hedging Transactions (continued)

Interest rate swap contracts designated and qualifying as cash flow hedges are reported at fair value.  The gain or loss on the effective portion of the hedge initially is included as a component of other comprehensive income and is subsequently reclassified into earnings in the same period that the hedge cash flows impact earnings.

Rate Lock Commitments:  On March 13, 2002, the Derivatives Implementation Group of the Financial Accounting Standards Board determined that loan commitments related to the origination or acquisition of mortgage loans that will be held for sale must be accounted for as derivative instruments. Accordingly, in the fourth quarter of 2002, the Corporation adopted such accounting.

The Bank enters into commitments to originate loans whereby the interest rate on the loan is determined prior to funding (rate lock commitments).  Rate lock commitments on mortgage loans that are intended to be sold are considered to be derivatives.  Accordingly, such commitments, along with any related fees received from potential borrowers, are recorded at fair value in derivative assets or liabilities, with changes in fair value recorded in the net gain or loss on sale of mortgage loans.  Fair value is based on fees currently charged to enter into similar agreements, and for fixed-rate commitments also considers the difference between current levels of interest rates and the committed rates.  Prior to adoption, such commitments were recorded to the extent of fees received.  Fees received were subsequently included in the net gain or loss on sale of mortgage loans.

The cumulative effect of adopting SFAS No. 133 for rate lock commitments was not material.

Off-Balance-Sheet Financial Instruments

In the ordinary course of business, the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit, standby letters of credit, and financial guarantees written.  Such financial instruments are recorded in the financial statements when they become payable.

Use of Estimates

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans.  While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions and other factors.

(Notes continued on next page)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Accounting Changes

The Corporation adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (“SFAS 142”), effective January 1, 2002.  Accordingly, goodwill is no longer subject to amortization over its estimated useful life, but is subject to an annual assessment for impairment by applying a fair value based test.  Additionally, under SFAS 142, acquired intangible assets are separately recognized if the benefit of the asset can be sold, transferred, licensed, rented, or exchanged, and amortized over their useful life.  Branch acquisition transactions were outside the scope of SFAS 142 and, accordingly, intangible assets related to such transactions continued to amortize upon the adoption of SFAS 142.  The adoption of SFAS 142 did not have a material effect on the consolidated financial condition and results of operations of the Corporation.

In August 2001, the Financial Accounting Standards Board (FSAB) issued Statement No. 144, Accounting for the Impairment of Disposal of Long-Lived Assets (“SFAS 144”).  SFAS 144 is effective for financial statements issued for the fiscal years beginning after December 15, 2001.  The statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets.  The statement specifies criteria for classifying assets as held for sale.  Among other things, those criteria specify that (a) the asset must be available for immediate sale in its present condition subject only to terms that are usual and customary for sales of such assets and (b) the sale of the asset must be probable, and its transfer expected to qualify for recognition as a completed sale, within one year, with certain exceptions.  If an asset classified as held for sale is reclassified as held and used, the reclassified asset is measured at the lower of its (a) carrying value before being classified as held for sale, adjusted for any depreciation (amortization expense) that would have been recognized had the asset been continuously classified as held and used, or (b) fair value at the date the asset is reclassified as held and used.  Effective January 1, 2002, the Corporation adopted SFAS 144.  The adoption of SFAS 144 did not have a material effect on the consolidated financial condition and results of operations of the Corporation.

On October 31, 2002, the Corporation adopted Statement of Financial Accounting Standards  No. 147, Acquisitions of Certain Financial Institutions (“SFAS 147”).  This Statement amends (except for transactions between two or more mutual enterprises) previous interpretive guidance on the application of the purchase method of accounting to acquisitions of financial institutions, and requires the application of SFAS 141, Business Combinations, and SFAS 142 to branch acquisitions if such transactions meet the definition of a business combination.  This Statement amends SFAS 144, Accounting for Impairment or Disposal of Long-Lived Assets, to include in its scope core deposit intangibles of financial institutions.  Accordingly, such intangibles are subject to a recoverability test based on undiscounted cash flows, and to the impairment recognition and measurement provisions that are required for other long-lived assets that are held and used.  The transitional provisions of SFAS 147 require previously recognized unidentifiable intangible assets acquired in a business combination that occurred before October 1, 2002 to be reclassified as goodwill.  The Corporation transferred approximately $700,000 in unidentifiable intangible assets to goodwill at October 1, 2002.  The Corporation does not expect the adoption of this Statement to have a material impact on the Corporation’s financial position or results of operations.

(Notes continued on next page)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Accounting Changes (continued)

On December 15, 2002, the Corporation adopted the disclosure requirements of Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure and Amendment of FASB Statement No. 123 (“SFAS 148”).  This Statement provides alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation, and amends the disclosure provisions of SFAS 123 to require prominent disclosure about the effects on reported net income of an entity’s accounting policy decision with respect to stock-based compensation.  The Corporation is currently evaluating whether or not it should adopt the fair value recognition provisions of SFAS 148.

On December 31, 2001, the American Institute of Certified Public Accountants (“AICPA”) issued Statement of Position 01-6, Accounting by Certain Entities (Including Entities with Trade Receivables) That Lend to or Finance the Activities of Others, to reconcile and conform the accounting and financial reporting provisions established by various AICPA industry audit guides.  This Statement is effective for annual and interim financial statements issued for fiscal years beginning after December 15, 2002, and did not have a material impact on the Corporation’s consolidated financial statements.

Subsequent Accounting Changes

In June 2002, the FASB issued Statement of Financial Accounting Standards No. 146, Accounting for Costs Associated with Exit or Disposal Activities (“SFAS 146”), which requires recognition of a liability, when incurred, for a cost associated with an exit or disposal activity.  The liability shall be recognized at fair value.  The provisions of the Statement are effective for exit or disposal activities initiated after December 31, 2002.  Management does not anticipate that the adoption of this Statement will have a material impact on the consolidated financial statements in the foreseeable future.

Reclassifications

Certain reclassifications have been made to prior year’s information to conform with the current year presentation.

NOTE 3 - RESTRICTIONS ON CASH AND DUE FROM BANK ACCOUNTS

The Bank is required by the Federal Reserve Bank to maintain average reserve balances.  The average amount of these reserve balances was approximately $965,000 and $776,000 for the years ended December 31, 2002 and 2001, respectively.  On December 31, 2002 and 2001, the required reserve balance was $766,000 and $568,000, respectively.

(Notes continued on next page)

NOTE 4 - SECURITIES

Securities at December 31, 2002 and 2001 are as follows:

December 31, 2002	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Securities available-for-sale:
U.S. government agencies	$4,062,690	$13,527	$1,921	$4,074,296
Federal Reserve Bank stock	956,550	—	—	956,550
Federal Home Loan Bank stock	5,250,000	—	—	5,250,000
Trust preferred stock	9,491,964	29,540	27,080	9,494,424
Other	1,452,067	43,881	80,261	1,415,687

	$21,213,271	$86,948	$109,262	$21,190,957

Securities held-to-maturity:
U. S. Government Agencies	$62,257,740	$1,812,211	$267	$64,069,684
State & Municipal Securities	13,153,919	893,645	10,361	14,037,203
Corporate Bonds	2,098,200	23,649	39,179	2,082,670
Trust preferred stock	31,139,776	669,475	0	31,809,251

Total	$108,649,635	$3,398,980	$49,807	$111,998,808

December 31, 2001	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Securities available-for-sale:
U.S. government agencies	$59,423,698	$233,251	$152,199	$59,504,750
State and municipal Securities	12,275,891	642,796	30,728	12,887,959
Federal Reserve Bank stock	866,550	—	—	866,550
Federal Home Loan Bank stock	4,240,000	—	—	4,240,000
Trust preferred stock	33,754,132	311,098	754,065	33,311,165
Corporate bonds	3,103,820	—	384,240	2,719,580
Other	1,213,716	5,496	114,697	1,104,515

	$114,877,807	$1,192,641	$1,435,929	$114,634,519

There were no held-to-maturity securities at December 31, 2001.

Federal Reserve Bank stock and Federal Home Loan Bank stock are restricted securities, carried at cost, and periodically evaluated for impairment.  These securities do not have a readily determinable fair value, and lack a market.

At December 31, 2002 and 2001, securities with a carrying value of approximately $4,629,600 and $5,137,700, respectively, were pledged to secure deposits of the U.S. government or the Commonwealth of Virginia.  In addition, securities with a carrying value of $41,930,000 and $37,060,700 are pledged to secure Federal Home Loan Bank advances as of December 31, 2002 and 2001, respectively.

(Notes continued on next page)

NOTE 4 - SECURITIES (Continued)

In the second quarter of 2001, securities were sold from the held-to-maturity investment portfolio for reasons other than those identified in Statement of Financial Accounting Standard No. 115 (SFAS 115) paragraph 8 (a) – (f).  In conformity with SFAS 115, the remaining securities, with a fair value of $49,994,919 at the time of transfer and an amortized cost of $49,309,701, were transferred from the held-to-maturity classification to the available-for-sale classification.  The gross unrealized gains and losses amounted to $2,202,424 and $1,517,206, respectively, at the time of transfer.  In particular, concerns over the corporate credit exposure within the investment securities portfolio lead management to conclude that corporate investment securities, including all non-financial corporate issues, should be liquidated in a re-structuring of the portfolio to shield the Corporation from a perceived growing credit risk in a weakening economy.

In the second quarter of 2002, management elected to reclassify securities with a fair value of $113,599,000 at the time of transfer and an amortized cost of $113,298,000 from the available-for-sale classification to the held-to-maturity classification.  The difference of $301,000 has been recorded as an adjustment to the amortized cost of the securities and is being amortized over their respective lives.

The amortized cost and fair value of securities by maturity date at December 31, 2002 are as follows:

	Securities Held-to-Maturity		Securities Available-for-Sale

	Amortized Cost	Fair Value	Amortized Cost	Fair Value

Due in one year or less	$—	$—	$—	$—
Due from one to five years	—	—	—	—
Due from five to ten years	4,535,129	4,793,894	—	—
Due after ten years	71,727,538	73,264,002	4,062,690	4,074,296

Total debt securities	76,262,667	78,057,896	4,062,690	4,074,296
Federal Reserve Bank stock			956,550	956,550
Federal Home Loan Bank stock			5,250,000	5,250,000
Preferred stock	30,288,768	31,858,242	9,491,964	9,494,424
Other	2,098,200	2,082,670	1,452,067	1,415,687

	$108,649,635	$111,998,808	$21,213,271	$21,190,957

Gross realized gains and losses on available-for-sale securities were:

	December 31,

	2002	2001	2000

Gross realized gains	$238,955	$1,095,850	$—

Gross realized losses	$2,876	$640,932	$—

(Notes continued on next page)

NOTE 5 - LOANS

Loans consist of the following:

	December 31,

	2002	2001

Gross loans:
Commercial	$96,806,863	$77,704,777
Real estate – construction	122,838,713	86,282,832
Commercial real estate	158,954,229	125,193,601
Residential real estate mortgages	49,175,694	51,888,131
Installment and consumer loans	4,968,550	3,866,812

Total gross loans	432,744,049	344,936,153
Less - allowance for loan losses	(5,008,808)	(3,696,860)

Loans, net	$427,735,241	$341,239,293

Gross loans include deferred loan costs in excess of unearned loan income of $2,918,301 and $2,930,753 at December 31, 2002 and 2001, respectively.

A summary of the activity in the allowance for loan losses account is as follows:

	Years Ended December 31,

	2002	2001	2000

Balance, beginning of year	$3,696,860	$3,520,702	$2,686,468
Provision charged to operations	1,550,000	195,000	1,100,000
Loans charged-off	(279,036)	(356,294)	(395,564)
Recoveries	40,984	337,452	129,798

Balance, end of year	$5,008,808	$3,696,860	$3,520,702

Accounting standards require certain disclosures concerning impaired loans, as defined by generally accepted accounting principles, regardless of whether or not an impairment loss exists. Impaired loans amount to $505,699, $535,706 and $1,015,060 as of December 31, 2002, 2001 and 2000, respectively.  Impaired loans have a valuation allowance allocation of $62,807 and $84,899 at those respective dates.  The average recorded investment in impaired loans was approximately $469,556, $1,336,419, and $636,476 in 2002, 2001 and 2000, respectively.  The Bank recognized $54,067, $30,955, and $58,614 of interest income on impaired loans during 2002, 2001 and 2000, respectively.

Loans on which the accrual of interest has been discontinued amounted to $505,699, $535,706 and $1,015,060 at December 31, 2002 , 2001 and 2000 respectively.  If interest on those loans had been accrued, such income would have approximated $31,798, $12,293, and $30,631 for the years ended December 31, 2002, 2001 and 2000, respectively.

(Notes continued on next page)

NOTE 6 - PREMISES AND EQUIPMENT

Premises and equipment consist of the following:

	December 31,

	2002	2001

Land	$1,775,944	$900,499
Buildings	5,876,708	5,333,346
Leasehold improvements	1,442,467	854,165
Equipment, furniture and fixtures	3,674,329	3,433,602
Software	1,091,714	963,764
Construction in progress	32,609	—

	13,893,771	11,485,376
Less - accumulated depreciation	(3,654,928)	(2,573,404)

	$10,238,843	$8,911,972

Depreciation charged to operating expense for 2002, 2001 and 2000 was $1,241,894, $979,181, and $646,670, respectively.

NOTE 7 - DEPOSITS

Interest-bearing deposits consist of the following:

	December 31,

	2002	2001

Money market and NOW account deposits	$61,937,890	$93,676,068
Savings deposits	3,902,083	6,637,763
Time deposits $100,000 and over	10,261,244	10,082,665
Other time deposits	415,957,314	285,140,900

	$492,058,531	$395,537,396

The scheduled maturities of time deposits at December 31, 2002 are as follows:

Less than one year	$230,390,436
One to two years	79,949,689
Three to five years	15,854,857
Over five years	100,023,576

$426,218,558

(Notes continued on next page)

NOTE 8 - FEDERAL HOME LOAN BANK ADVANCES AND OTHER BORROWINGS

          Federal Home Loan Bank (FHLB) advances consist of the following:

	December 31,

	2002	2001

5.82% FHLB advance due April 5, 2010	$5,000,000	$5,000,000
5.69% FHLB advance due February 6, 2002	—	300,000
5.45% FHLB advance due September 15, 2010	25,000,000	25,000,000
4.21% FHLB advance due August 1, 2003	2,000,000	2,000,000
4.64% FHLB advance due August 7, 2006	2,000,000	2,000,000
3.86% FHLB advance due November 7, 2011	10,000,000	10,000,000
3.98% FHLB advance due November 28 2011	10,000,000	10,000,000
3.14% FHLB advance due December 4, 2011	12,000,000	12,000,000
3.54% FHLB advance due February 23, 2004	25,000,000	—
3.98% FHLB advance due May 7, 2007	5,000,000	—
1.83% FHLB advance due January 16, 2002	—	17,500,000
1.30% FHLB advance due January 17, 2003	9,000,000	—

	$105,000,000	$83,800,000

Information regarding FHLB advances is summarized below:

	2002	2001	2000

Weighted average rate	4.04%	4.98%	5.51%

Average balance	102,888,710	$42,690,685	$18,352,954

Maximum outstanding at month-end	$128,100,000	$83,800,000	$30,300,000

As of December 31, 2002 and 2001, advances were collateralized by FHLB stock with a cost of $5,250,000 and $4,240,000, respectively.  In addition, securities of $41,930,000 and $37,060,700 were pledged against these advances, as of December 31, 2002 and 2001, respectively.  Mortgage loans of $71,148,400 also served to provide additional collateral for these advances at December 31, 2002.  Pursuant to the terms of the variable rate line of credit, the Bank may borrow up to 30% of the Bank’s total assets.  The FHLB advances arrangement has no expiration date, but is reevaluated periodically to determine the Bank’s credit worthiness. Additionally, the Bank has a warehouse line of credit of $75,000,000 collateralized by first mortgage loans and expiring February 19, 2003.  As of December 31, 2002, the Bank had not drawn from this line of credit.

Resource Capital Trust I (Trust I), Resource Capital Trust II (Trust II), and Resource Capital Trust III (Trust III) are wholly-owned special purpose finance subsidiaries of the Parent, operating in the form of a grantor trust (collectively referred to as the Trusts).

Trust I was created in 1999 solely to issue capital securities and remit the proceeds to the Corporation. The Corporation is the sole owner of the common stock securities of the Trust.  In 1999,  Trust I issued 368,000 shares of preferred stock capital securities (Trust I preferred stock) with a stated value of $25 per share, and a fixed dividend yield of 9.25% of the stated value.  The stated value of the Trust preferred stock is unconditionally guaranteed on a subordinated basis by the Parent.  The Trust I securities have a mandatory redemption date of April 15, 2029, and are subject to varying call provisions at the option of the Corporation beginning April 15, 2004.

(Notes continued on next page)

NOTE 8 - FEDERAL HOME LOAN BANK ADVANCES AND OTHER BORROWINGS (Continued)

Trust II was created in 2001 solely to issue capital securities and remit the proceeds to the Corporation. The Corporation is the sole owner of the common stock securities of the Trust.  In 2001, Trust II issued 5,000 shares of preferred stock capital securities (Trust II preferred stock) with a stated value of $1,000 per share, and bearing a variable distribution rate per annum, reset semi-annually, equal to LIBOR plus 3.75% provided, that the applicable interest rate may not exceed 11.0% through the interest payment date in December 2006.  The Trust II securities have a mandatory redemption date of December 8, 2031, and are subject to varying call provisions at the option of the Corporation beginning December 8, 2006.

Trust III was created in 2002 solely to issue capital securities and remit the proceeds to the Corporation.  The Corporation is the sole owner of the common stock securities of the Trust.  In 2002, Trust III issued 3,000 shares of preferred stock capital securities (Trust III preferred stock) with a stated value of $1,000 per share, and bearing a variable distribution rate per annum, reset quarterly, equal to LIBOR plus 3.45% provided that the applicable interest rate may not exceed 12.5% through the interest payment date in November 2007.  These securities have a mandatory redemption date of November 7, 2032, and are subject to varying call provisions at the option of the Corporation beginning November 7, 2007.

The Parent unconditionally guarantees the stated value of the Trust preferred stock on a subordinated basis.  Through an intercompany lending transaction, proceeds received by the Trusts from sale of the securities were lent to the Parent for general corporate purposes.

The Trust preferred stock is senior to the Corporation’s common stock in event of claims against Resource, but is subordinate to all senior and subordinated debt securities.  The Corporation has the right to terminate the Trusts upon the occurrence of certain events, including (a) dividend payments on the preferred stock securities are no longer deemed tax-deductible, or the Trust is taxed on the income received from the underlying intercompany debt agreement with the Parent, (b) the capital securities are no longer considered Tier 1 capital under Federal Reserve Bank guidelines, or (c) the Trust, through a change of law, is deemed to be an investment company under the Investment Company Act of 1940 (the Act) and subject to that Act’s reporting requirements.

Shares of the Trust preferred stock are capital securities, which are distinct from the common stock or preferred stock of the Corporation, and the dividends thereon are tax-deductible.  Dividends accrued for payment by the Trust are classified as interest expense on long-term debt in the consolidated statement of operations of the Corporation.  The Trust preferred stock is shown as “Capital Trust borrowings” and classified as a liability in the consolidated balance sheets.

NOTE 9 - STOCKHOLDERS’ EQUITY

In 2002, stock options were exercised resulting in the issuance of 31,466 additional common shares.  The Corporation also reacquired 107,500 shares of its outstanding common stock at an average price of $20.53 per share.

In 2001, no stock options were exercised, however, the Corporation reacquired 92,866 shares of its outstanding common stock at an average price of $16.01 per share.  In addition, the Corporation issued 572,500 shares of common stock at a price of $14 per share in a public securities offering that resulted in proceeds of $7,342,211, net of offering costs of $672,789.

(Notes continued on next page)

NOTE 9 - STOCKHOLDERS’ EQUITY (Continued)

In 2000, stock options were exercised resulting in the issuance of 35,332 additional common shares.  In June, 2000, the Corporation issued 56,792 shares of its common stock as a result of the acquisition of CW Company of Virginia.  The Corporation also reacquired 7,176 shares of its outstanding common stock  at an average price of $10.94 per share.

NOTE 10 - EMPLOYEE BENEFIT PLANS

401(k) Profit Sharing Plan

The Corporation has a 401(k) Profit Sharing Plan whereby substantially all employees participate in the Plan.  Employees may contribute up to 15% of their compensation subject to certain limits based on federal tax laws.  The Corporation makes matching contributions equal to 50% of the first 6% of an employee’s compensation contributed to the Plan.  The Corporation may also make a discretionary profit sharing contribution based on certain eligibility requirements as set forth in the Plan.  Employer account contributions vest to the employee equally over a three-year period.  For 2002, 2001 and 2000, expenses attributable to the Plan amounted to $448,500, $343,500, and $214,700, respectively, and are presented in the Statements of Income as part of salaries and employee benefits.

Stock Compensation Plans

At December 31, 2002, the Corporation has five stock compensation plans for its officers and directors.  Each plan is a fixed option plan.  Three of these plans, the May 1993 Long-Term Incentive Plan, the December 1993 Long-Term Incentive Plan, and the 1994 Long-Term Incentive Plan were implemented and grants were made prior to the effective date of FASB Statement No. 123, Accounting for Stock Based Compensation.  The Corporation applies APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for all its plans.  Accordingly, no compensation cost has been recognized for these plans against earnings.

The Corporation’s 1996 Long-Term Incentive Plan authorized the granting of options to management personnel and directors of 47,000 shares of the Bank’s common stock in 1997.  All options have 10-year terms, and are not exercisable for five years from the date of grant.  No stock options were granted in 1998.  During 1999, this Plan was amended allowing additional shares to management.  The Corporation granted 27,321 and 86,750 of these shares in 2001 and 2000, respectively.

In May, 2001, the Corporation’s shareholders approved the Resource Bankshares Corporation 2001 Stock Incentive Plan.  This plan, which expires in May, 2001, makes available up to 100,000 shares of common stock for the granting of awards in the form of incentive stock options, nonqualified stock options, or other stock based awards.  During the year ended December 31, 2002 and 2001, the Corporation granted, at fair value, 2,500 and 62,247 incentive stock options and none and 23,832 nonqualified options under this plan, respectively.

Pro forma information regarding net income and earnings per share is required by FASB Statement No. 123, and has been determined as if the Corporation had accounted for its employee stock options under the fair value method of that statement.  The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model.

(Notes continued on next page)

NOTE 10 - EMPLOYEE BENEFIT PLANS (Continued)

Stock Compensation Plans (continued)

The Black-Scholes option model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable.  In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility.  Because the Corporation’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

The following is a summary of the Corporation’s stock option activity, and related information for the years ended December 31:

	2002		2001		2000

	Options	Weighted - Average Exercise Price	Options	Weighted - Average Exercise Price	Options	Weighted - Average Exercise Price

Outstanding – beginning of year	558,613	$11.19	450,209	$9.86	401,791	$9.17
Granted	2,500	19.65	113,400	16.61	86,750	10.39
Exercised	(31,466)	6.35	—	—	(35,332)	2.99
Forfeited	(10,000)	17.61	(4,996)	12.25	(3,000)	12.25

Outstanding - end of year	519,647	$11.40	558,613	11.19	450,209	9.86

Exercisable - end of year	258,497	$7.30	254,463	$6.06	238,959	$5.44

Weighted average fair value of options granted during the year		$3.97		$5.58		$3.30

(Notes continued on next page)

NOTE 10 - EMPLOYEE BENEFIT PLANS (Continued)

Stock Compensation Plans (continued)

Information pertaining to options outstanding at December 31, 2002 is as follows:

		Options Outstanding		Options Exercisable

Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price

$2.98 - $4.85	79,997	.9 years	$3.00	79,997	$3.00
$4.86 - $6.73	125,600	3.5 years	$6.25	125,600	$6.25
$8.61 - $10.49	69,750	7.1 years	$9.67	—	$—
$10.49 - $12.36	10,000	7.5 years	$11.69	—	$—
$14.24 - $16.11	50,000	5.2 years	$15.71	42,000	$15.75
$16.12 - $17.99	113,471	8.5 years	$16.99	1,000	$16.38
$18.00 - $19.87	41,000	6.4 years	$18.89	10,000	$18.50
$19.87 – $21.75	29,929	6.6 years	$21.68	—	$—

Outstanding at end of year	519,647	5.3 years	$11.40	258,497	$7.30

NOTE 11 - INCOME TAXES

The principal components of the income tax expense were as follows:

	2002	2001	2000

Federal – current	$3,018,714	$1,914,075	$2,179,986
Federal – deferred	(660,877)	4,133	(294,297)

	$2,357,837	$1,918,208	$1,885,689

The differences between expected federal income taxes at statutory rates to actual income tax expense are summarized as follows:

	2002	2001	2000

Income tax expense computed at federal statutory rates	$2,953,599	$2,196,682	$2,080,260
Tax effects of:
Tax-exempt interest	(244,737)	(264,247)	(233,180)
Tax-exempt increase in cash surrender value of life insurance	(145,383)	(40,120)	—
Tax credits	(224,451)	—	—
Other	18,809	25,893	38,609

	$2,357,837	$1,918,208	$1,885,689

(Notes continued on next page)

NOTE 11 - INCOME TAXES (Continued)

The Corporation’s deferred tax assets and liabilities and their components are as follows:

	December 31,

	2002	2001

Deferred tax assets:
Intangible assets	$10,066	$13,599
Bad debts and other provisions	1,657,556	969,740
Fixed assets	104,015	155,685
Other	18,855	28,605
Deferred compensation	225,744	148,208
Unrealized loss on securities	89,758	82,718

Total deferred tax asset	2,105,994	1,398,285

Deferred tax liabilities:
Loans	213,539	235,072
Deposits	155,371	171,039
Deferred fees	1,482,818	1,405,756
FHLB stock	17,821	17,821

Total deferred tax liability	1,869,549	1,829,688

Net deferred tax asset (liability)	$236,445	$(431,403)

NOTE 12 - COMMITMENTS AND CONTINGENCIES

The Bank leases office space in Hampton Roads and Richmond as well as various offices for the mortgage division.  The Bank owns its office space in Northern Virginia.   The leases provide for options to renew for various periods.  All escalation clauses based on fixed percentages are included in the disclosure below.  Pursuant to the terms of these leases, the following is a schedule, by year, of future minimum lease payments required under these noncancelable operating lease agreements.

Lease Payments

2003	$1,362,230
2004	1,005,782
2005	626,590
2006	571,020
2007	387,171
Thereafter	630,360

$4,583,153

(Notes continued on next page)

NOTE 12 - COMMITMENTS AND CONTINGENCIES (Continued)

Total rental expense was $1,119,207, $1,165,439, and $894,131 for 2002, 2001 and 2000, respectively.

The Bank is the defendant in a class action lawsuit under the Telephone Consumer Protection Act, or TCPA.  The lawsuit alleges that the Bank violated the TCPA by sending unsolicited fax advertisements without obtaining express invitation or permission to send the faxes.  These faxes were sent by Resource Mortgage, a division of Resource Bank, which has historically used facsimiles to disseminate product and interest rate information to mortgage brokers on a national basis.  This facsimile form of business communication is consistent with industry practice.

Under the TCPA, recipients of unsolicited fax advertisements are entitled to damages from $500 to $1,500 per fax.  The number of faxes transmitted during the period for which the plaintiff seeks class certification is not known currently, however the number of faxes is likely to be significant.

The Bank is contesting the lawsuit vigorously and asserting a number of defenses.  In addition, the Bank has filed a motion to dismiss the lawsuit on constitutional grounds.  The Bank has insurance coverage for the litigation subject to a policy limit of $3 million.

As this lawsuit will remain pending for the foreseeable future, it is not possible to determine the possible outcome of the case, nor is it possible at this stage to determine the range of loss if the outcome were unfavorable.

The Corporation and the Bank are also defendants in certain other claims and legal actions arising in the ordinary course of business.  In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the financial position of the Bank.

NOTE 13 – ON BALANCE SHEET DERIVATIVE FINANCIAL INSTRUMENTS AND HEDGING ACTIVITIES

Derivative financial instruments are components of the Corporation’s risk management profile.  The Company monitors its sensitivity to changes in interest rates and may use derivatives to hedge this risk.  In accordance with SFAS No. 133 all derivatives are recorded in the financial statements at fair value.  During 2002, the Company entered into a series of interest rate swaps with a total notional amount of $100 million to hedge certain certificate of deposit liabilities.  These transactions were designated and qualify for cash flow hedge accounting and have a weighed average maturity of 10  years.  Unrealized gains of $463,000 on these instruments are included in accumulated other comprehensive and will be reclassified into interest expense in the same period that the hedged cash flows impact earnings.

Risk management results for the year ended December 31, 2002 indicate that the hedges were 100% effective and that there was no component of the derivative instrument’s gain or loss that was excluded from the assessment of hedge effectiveness. The net amount of other comprehensive income reclassified into interest expense during the year ended December 31, 2002 was $155,000.  No interest rate swap agreements were terminated prior to maturity in 2002.  The Corporation had no interest rate swap agreements prior to 2002.

(Notes continued on next page)

NOTE 14 - RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Bank has loan and deposit transactions with its officers and directors, and with companies in which the officers and directors have a significant financial interest.  A summary of related party loan activity during 2002 is as follows:

Balance, December 31, 2001	$6,254,789
Originations – 2002	2,045,533
Repayments – 2002	(4,823,744)

Balance, December 31, 2002	$3,476,578

Mr. Russell Kirk, a director of the Corporation and the Bank, is also an officer of Armada Hoffler Holding Company, the parent of Armada-Hoffler Construction Company. Loans due from, or  guaranteed by, Mr. Kirk or Armada-Hoffler totaled $3,502,023 and $5,441,140 at December 31, 2001 and 2000, respectively. Mr. Kirk’s guarantees relates to loans made by the Bank in the ordinary course of business to entities and businesses with which Mr. Kirk is affiliated. Each of these loan transactions or guarantees was made in the ordinary course of business on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with unrelated parties and did not involve more than the normal risk of collectibility or present other unfavorable features.

Commitments to extend credit to related parties amounted to $230,100 and $ - at December 31, 2002 and 2001.

Deposits from related parties held by the Bank at December 31, 2002 and 2001, amounted to $4,589,722 and $6,111,000, respectively.

NOTE 15 - CREDIT COMMITMENTS AND CONCENTRATIONS OF CREDIT RISK

The Bank has outstanding at any time a significant dollar amount of commitments to extend credit.  To accommodate major customers, the Bank also provides standby letters of credit and guarantees to third parties.  Those arrangements are subject to strict credit control assessments. Guarantees and standby letters of credit specify limits to the Bank’s obligations.  The amounts of loan commitments, guarantees and standby letters of credit are set out in the following table as of December 31, 2002 and 2001.  Because many commitments and almost all standby letters of credit and guarantees expire without being funded in whole or in part, the contract amounts are not estimates of future cash flows.

	Variable Rate Commitments	Fixed Rate Commitments

December 31, 2002
Loan commitments	$150,974,465	$12,675,011
Standby letters of credit and guarantees written	$10,936,635	$—
December 31, 2001
Loan commitments	$109,192,896	$6,280,351
Standby letters of credit and guarantees written	$5,571,615	$—

(Notes continued on next page)

28

NOTE 15 - CREDIT COMMITMENTS AND CONCENTRATIONS OF CREDIT RISK (Continued)

Loan commitments, standby letters of credit and guarantees written have off-balance-sheet credit risk because only origination fees and accruals for probable losses, if any, are recognized in the statement of financial position until the commitments are fulfilled or the standby letters of credit or guarantees expire.  Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted.  The credit risk amounts are equal to the contractual amounts, assuming that the amounts are fully advanced and that, in accordance with the requirements of FASB Statement No. 105, Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk, collateral or other security is of no value.  The Bank’s policy is to require customers to provide collateral prior to the disbursement of approved loans.  For retail loans, the Bank usually retains a security interest in the property or products financed, which provides repossession rights in the event of default by the customer.  For business loans and financial guarantees, collateral is usually in the form of inventory or marketable securities (held in trust) or property (notations on title).  Additionally, the Bank had $111,113 million in mortgage loans sold to investors with various recourse and warranty provisions. The Bank provides an allowance for estimated losses from such provisions that management considered adequate at December 31, 2002.

There are no commitments to extend credit on impaired loans at December 31, 2002.

Concentrations of credit risk (whether on or off balance sheet) arising from financial instruments exist in relation to certain groups of customers.  A group concentration arises when a number of counterparties have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions.  The Bank does not have significant exposure to any individual customer or counterparty.  However, a geographic concentration arises because the Bank operates primarily in southeastern and northern Virginia.

The credit risk amounts represent the maximum accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted and any collateral or security proved to be of no value.  The Bank has experienced little difficulty in accessing collateral when required.  The amounts of credit risk shown, therefore, greatly exceed expected losses, which are included in the allowance for loan losses.

NOTE 16 - REGULATORY MATTERS

The Corporation (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies.  Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Corporation’s and the Bank’s financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices.  The Corporation’s and the Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weighting, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined).  Management believes, as of December 31, 2002, the Corporation and the Bank meet all capital adequacy requirements to which it is subject.

(Notes continued on next page)

NOTE 16 - REGULATORY MATTERS (Continued)

As of December 31, 2002, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table.  There are no conditions or events since that notification that management believes have changed the institution’s category.

The Corporation’s and the Bank’s actual capital amounts and ratios are presented in the table below.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2002:
Total Capital (to Risk-Weighted Assets)
Consolidated	$51,865,000	10.58%	$39,266,000	> 8%	N/A	N/A
Bank	$49,433,000	10.14%	$38,993,000	> 8%	$48,741,000	>10%
Tier I Capital (to Risk –Weighted Assets)
Consolidated	$40,875,000	8.34%	$19,613,000	> 4%	N/A	N/A
Bank	$44,424,000	9.11%	$19,496,000	> 4%	$29,245,000	> 6%
Tier I Capital (to Average Assets)
Consolidated	$40,875,000	6.64%	$24,623,000	> 4%	N/A	N/A
Bank	$44,424,000	7.27%	$24,449,000	> 4%	$24,371,000	> 5%
As of December 31, 2001:
Total Capital (to Risk-Weighted Assets)
Consolidated	$40,903,000	10.44%	$31,352,000	> 8%	N/A	N/A
Bank	$39,051,000	10.00%	$31,256,000	> 8%	$39,070,000	>10%
Tier I Capital (to Risk –Weighted Assets)
Consolidated	$37,206,000	9.49%	$15,676,000	> 4%	N/A	N/A
Bank	$35,354,000	9.05%	$15,628,000	> 4%	$23,442,000	> 6%
Tier I Capital (to Average Assets)
Consolidated	$37,206,000	6.88%	$21,628,000	> 4%	N/A	N/A
Bank	$35,354,000	6.58%	$21,476,000	> 4%	$26,845,000	> 5%

(Notes continued on next page)

NOTE 17 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The following table presents the carrying amounts and fair value of the Bank’s financial instruments as of December 31, 2002 and 2001.  FASB Statement No. 107, Disclosures about Fair Value of Financial Instruments, defines the fair value of financial instruments as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.  The carrying amounts in the table are included in the balance sheets under the indicated captions.

	2002		2001

	Carrying Amount	Fair Value	Carrying Amount	Fair Value

	(Dollars in thousands)		(Dollars in thousands)
Financial Assets:
Cash and cash equivalents	$13,399	$13,399	$9,610	$9,610
Loans, net	427,735	441,153	341,239	352,916
Investment securities	129,841	133,190	114,635	114,635
Funds advanced in settlement of mortgage loans	111,113	111,113	71,971	71,971
Accrued interest receivable	3,855	3,855	3,367	3,367
Financial Liabilities:
Deposit liabilities	516,449	525,998	411,504	416,791
Short-term borrowings	43,347	43,347	36,800	36,800
Long-term borrowings	110,200	112,232	80,200	75,692
Accrued interest payable	3,522	3,522	4,178	4,178
On-balance sheet derivative financial instruments:
Interest rate swap assets	463	463	—	—

Estimation of Fair Values

The following notes summarize the major methods and assumptions used in estimating the fair value of financial instruments:

Short-term financial instruments are valued at their carrying amounts included in the Bank’s balance sheet, which are reasonable estimates of fair value due to the relatively short period to maturity of the instruments.  This approach applies to cash and cash equivalents, deposits in other banks, funds advanced in settlement of mortgage loans, and short-term borrowings.

Loans are valued on the basis of estimated future receipts of principal and interest, discounted at various rates.  Loan prepayments are assumed to occur at the same rate as in previous periods when interest rates were at levels similar to current levels.  Future cash flows for homogeneous categories of consumer loans, such as motor vehicle loans, are estimated on a portfolio basis and discounted at current rates offered for similar loan terms to new borrowers with similar credit profiles.  The fair value of nonaccrual loans also is estimated on a present value basis, using higher discount rates appropriate to the higher risk involved.

(Notes continued on next page)

NOTE 17 - FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

Investment securities are valued at quoted market prices if available.  For unquoted securities, the fair value is estimated by the Bank on the basis of financial and other information.

The fair value of demand deposits and deposits with no defined maturity is taken to be the amount payable on demand at the reporting date.  The fair value of fixed - maturity deposits is estimated using rates currently offered for deposits of similar remaining maturities.  The intangible value of long-term relationships with depositors is not taken into account in estimating the fair values disclosed.

The carrying amounts of accrued interest receivable and payable, and certain other assets approximate fair value.

The fair values for interest rate swap agreements are based upon the amounts required to settle the contracts.

NOTE 18 - EARNINGS PER SHARE RECONCILIATION

The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations.

	2002	2001	2000

Net income (numerator, basic and diluted)	$6,329,218	$4,542,621	$4,232,730
Weighted average shares outstanding (denominator)	3,082,142	2,895,508	2,595,474

Earnings per common share-basic	$2.05	$1.57	$1.63

Effect of dilutive securities:
Weighted average shares outstanding	3,082,142	2,895,508	2,595,474
Effect of stock options	189,740	157,537	118,473

Diluted average shares outstanding (denominator)	3,271,882	3,053,045	2,713,947

Earnings per common share - assuming dilution	$1.93	$1.49	$1.56

(Notes continued on next page)

NOTE 19 - CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY

Financial information pertaining only to Resource Bankshares Corporation is as follows:

Balance Sheets

December 31,	2002	2001

Assets
Cash and due from banks	$37,111	$604,274
Cash on deposit at Resource Bank	1,969,663	5,846,768

Total cash and due from banks	2,006,774	6,451,042
Investment securities available for sale	305,081	51,146
Investment in preferred stock of Resource Capital Trust I	284,550	284,550
Investment in preferred stock of Resource Capital Trust II	155,000	155,000
Investment in preferred stock of Resource Capital Trust III	93,000	—
Investment in preferred stock of Resource Bank	13,900,000	9,200,000
Investment in common stock of Resource Bank	32,048,656	26,931,150
Other equity investments	1,790,047	—
Other assets	594,206	553,217

Total assets	$51,177,314	$43,626,105

Liabilities and Stockholders’ equity
Interest payable	$203,371	$205,634
Other liabilities	2,074,391	2,248
Capital Trust borrowings	16,732,550	14,639,550

	19,010,312	14,847,432
Stockholders’ equity	32,167,002	28,778,673

Total liabilities and stockholders’ equity	$51,177,314	$43,626,105

Statements of Operations

Years Ended December 31,	2002	2001	2000

Income
Dividends from Resource Bank	$2,704,832	$2,152,645	$1,486,851
Interest and dividends on investments	4,182	43,803	58,622
Management and service fees	—	28,200	480,300
Other income	20,000	—	—
Gain on sale of assets	—	81,311	—

	2,729,014	2,305,959	2,025,773

Expenses
Interest expense - Capital Trust borrowings	1,132,708	879,342	839,181
Other expenses	298,458	213,577	204,736

	1,431,166	1,092,919	1,043,917

Income before income taxes and equity in undistributed net income of Resource Bank	1,297,848	1,213,040	981,856
Equity in undistributed net income of:
Resource Bank	4,329,683	3,010,115	3,076,146

Income before tax benefit	5,627,531	4,223,155	4,058,002

Income tax benefit	701,687	319,466	174,728

Net income	$6,329,218	$4,542,621	$4,232,730

(Notes continued on next page)

NOTE 19 - CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY                                                          (Continued)

Years Ended December 31,	2002	2001	2000

Statement of Cash Flows
Cash flows from operating activities
Net income	$6,329,218	$4,542,621	$4,232,730
Adjustments to reconcile to net cash from operating activities:
Equity in undistributed net (income) loss of Resource Bank	(4,329,683)	(3,010,115)	(3,076,146)
Equity in loss of other investments	38,039
Gain on sale of assets	—	(81,311)	—
Changes in:
Other assets	52,303	(30,425)	290,095
Accrued expenses	(98,590)	28,342	(12,417)
Other liabilities	2,069,880	(989,919)	388,276

Net cash from operating activities	4,061,167	459,193	1,822,538

Cash flows from investing activities
Proceeds from sales and maturities of available-for-sale securities	—	515,287	—
Purchases of available-for-sale securities	(238,354)	(19,539)	(33,236)
Purchases of other investments	(1,828,086)
Purchase of Resource Capital Trust preferred stock	(93,000)	(155,000)	—
Capital contributed to Resource Bank	—	(4,575,822)	—
Purchase of Resource Bank preferred stock	(4,700,000)	(1,850,000)	—

Net cash from investing activities	(6,859,440)	(6,085,074)	(33,236)

Cash flows from financing activities
Proceeds from Capital Trust borrowings	3,093,000	5,155,000	—
Reacquisition of Capital Trust borrowings	(1,000,000)	—	—
Proceeds from sale of common stock, net of issuance costs	—	7,342,211	—
Proceeds from sale of common stock upon exercise of stock options	199,748	—	105,745
Payments to reacquire common stock	(2,207,730)	(1,487,033)	(78,515)
Cash dividends paid on common stock	(1,731,013)	(1,388,479)	(835,613)

Net cash from financing activities	(1,645,995)	9,621,699	(808,383)

Net change in cash and cash equivalents	(4,444,268)	3,995,818	980,919
Cash and cash equivalents at beginning of year	6,451,042	2,455,224	1,474,305

Cash and cash equivalents at end of year	$2,006,774	$6,451,042	$2,455,224

Federal and state banking regulations place certain restrictions on dividends paid and loans or advances made by the Bank to the Corporation.  The total amount of dividends which may be paid at any date is generally limited to the retained earnings of the Bank, and loans or advances are limited to 10% of the Bank’s capital stock and surplus on a secured basis.

At December 31, 2002, the Bank’s retained earnings available for the payment of dividends without prior regulatory approval was $11,740,000, and funds available for loans or advances amounted to $1,968,000.

In addition, dividends paid by the Bank to the Corporation would be prohibited if the effect thereof would cause the Bank’s capital to be reduced below applicable minimum capital requirements.

(Notes continued on next page)

NOTE 20 - SEGMENT REPORTING

The Corporation has two reportable segments, its mortgage banking operations and its commercial and other banking operations.  The mortgage banking segment originates residential loans and subsequently sells them to investors.  The commercial banking and other banking operations provide a broad range of lending and deposit services to individual and commercial customers, including such products as construction loans, and other business financing arrangements.  The Corporation does not have other reportable operating segments.

The accounting policies of the segment are the same as those described in the summary of significant accounting policies.  The chief operating decision maker of the Corporation evaluates performance based on profit or loss from operations before income taxes.

The Corporation’s mortgage banking segment is a strategic business unit that offers different products and services.  It is managed separately because the segment appeals to different markets and, accordingly, requires different technology and marketing strategies.

The segment’s most significant revenue and expense is noninterest income and noninterest expense, respectively.  The segments are reported below for the years ended December 31.

Selected Financial Information

	Mortgage Banking Operations	Commercial and Other Banking	Total

Year Ended December 31, 2002
Net interest income after provision for loan losses	$—	$14,822,532	$14,822,532
Noninterest income	21,123,056	3,052,944	24,176,000
Noninterest expense	(18,509,451)	(11,802,026)	(30,311,477)

Net income before income taxes	$2,613,605	$6,073,450	$8,687,055

Year Ended December 31, 2001
Net interest income after provision for loan losses	$—	$10,837,769	$10,837,769
Noninterest income	17,604,747	2,539,114	20,143,861
Noninterest expense	(15,274,744)	(9,246,057)	(24,520,801)

Net income before income taxes	$2,330,003	$4,130,826	$6,460,829

Year Ended December 31, 2000
Net interest income after provision for loan losses	$—	$8,337,497	$8,337,497
Noninterest income	6,916,584	4,973,484	11,890,068
Noninterest expense	(6,242,594)	(7,866,552)	(14,109,146)

Net income before income taxes	$673,990	$5,444,429	$6,118,419

(Notes continued on next page)

NOTE 20 - SEGMENT REPORTING (Continued)

Segment Assets	Mortgage Banking Operations	Commercial Banking	Total

2002	$2,655,496	$712,511,143	$715,166,639
2001	$2,398,888	$562,450,691	$564,849,579
2000	$709,879	$403,784,135	$404,494,014

The Corporation does not have a single external customer from which it derives 15 percent or more of its revenues.

NOTE 21 - QUARTERLY DATA (UNAUDITED)

	Year Ended December 31, 2002

	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

Interest and dividend income	$9,637,517	$9,129,969	$8,861,467	$8,168,806
Interest expense	(4,794,317)	(4,832,455)	(4,818,125)	(4,980,330)

Net interest income	4,843,200	4,297,514	4,043,342	3,188,476
Provision for loan losses	(575,000)	(270,000)	(635,000)	(70,000)

Net interest income after provision for loan losses	4,268,200	4,027,514	3,408,342	3,118,476
Noninterest income	7,133,394	6,045,604	5,901,941	5,095,061
Noninterest expenses	(8,873,327)	(7,716,054)	(7,305,729)	(6,416,367)

Income before income taxes	2,528,267	2,357,064	2,004,554	1,797,170
Provision for income taxes	(540,168)	(711,195)	(587,657)	(518,817)

	$1,988,099	$1,645,869	$1,416,897	$1,278,353

Earnings per common share:
Basic	$0.65	$0.53	$0.46	$0.41

Diluted	$0.61	$0.50	$0.43	$0.39

(Notes continued on next page)

NOTE 21 - QUARTERLY DATA (UNAUDITED) (Continued)

	Year Ended December 31, 2001

	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

Interest and dividend income	$8,341,548	$8,346,969	$8,019,004	$7,984,133
Interest expense	(5,038,794)	(5,592,928)	(5,538,810)	(5,488,353)

Net interest income	3,302,754	2,754,041	2,480,194	2,495,780
Provision for loan losses	(150,000)	—	—	(45,000)

Net interest income after provision for loan losses	3,152,754	2,754,041	2,480,194	2,450,780
Noninterest income	6,246,715	5,692,710	5,186,460	3,017,976
Noninterest expenses	(7,523,752)	(6,662,303)	(6,204,377)	(4,130,369)

Income before income taxes	1,875,717	1,784,448	1,462,277	1,338,387
Provision for income taxes	(576,967)	(535,500)	(417,355)	(388,386)

	$1,298,750	$1,248,948	$1,044,922	$950,001

Earnings per common share:
Basic	$0.42	$0.40	$0.39	$0.36

Diluted	$0.41	$0.37	$0.37	$0.34

NOTE 22 – SUBSEQUENT EVENT

In February 2003, the Corporation issued 918,373 shares of its common stock through a public offering of its common stock at a price of $21.50 per share resulting in proceeds of $19,745,020, to net $18,100,000 after offering costs.

* * * * *